UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2007

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MIDDLEBURG FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-24159 (Commission File Number)	54-1696103 (I.R.S. Employer Identification No.)

111 West Washington Street Middleburg, Virginia (Address of principal executive offices)	20117 (Zip Code)

Registrant’s telephone number, including area code: (703) 777-6327

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2007, the Registrant entered into an Employment Agreement (the “Agreement”), dated as of September 17, 2007, with Arch A. Moore, III, who is Executive Vice President and Chief Lending Officer of each of the Registrant and Middleburg Bank, a wholly owned subsidiary of the Registrant.

The term of the Agreement will continue until September 16, 2008, unless it is terminated earlier in accordance with its provisions. Beginning on September 16, 2008 and each September 16 thereafter, the term of the Agreement will automatically extend for one additional year, unless 30 days notice of non-renewal is provided or employment otherwise terminates under the Agreement. The Agreement provides for an initial base salary of $195,615.75 per year. Mr. Moore is eligible to receive base salary increases and incentive, bonus compensation or other compensation as the Board of Directors may determine. He is also entitled to participate in the Registrant’s employee benefit plans and programs for which he is or will be eligible. He will receive six weeks of paid time off each year.

The Agreement provides for the termination of Mr. Moore’s employment by the Registrant without “cause” and termination by him for “good reason” (as those terms are defined in the Agreement). Termination under either of these circumstances will entitle Mr. Moore to receive the following:

•	his salary earned through the date of termination and accrued but unused paid time off;
•	an amount equal to his current rate of annual salary then in effect;
•	any bonus or other short term incentive compensation earned, but not yet paid, for a year prior to the year in which his employment terminates;
•	the pro rata amount of any bonus or other short term incentive compensation that he would have received in the year in which his employment terminates; and
•	his then current benefits under group health and dental plans for one year.

Mr. Moore will not be entitled to any such compensation or benefits if he breaches any of the covenants in the Agreement relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. He will also not be entitled to any compensation or other benefits under the Agreement if his employment is terminated for cause.

If Mr. Moore is terminated without cause or resigns for good reason within one year following a “change of control” (as defined in the Agreement), he will receive an amount equal to 200% of his highest annual cash compensation earned after 2005 (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended). This amount will be in lieu of any amount that may be due for termination under the circumstances described above.

The Agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The covenant not to compete continues generally for a period of 12 months following the last day of his employment, and the non-solicitation covenant continues generally for a period of 24 months following the last day of his employment.

The full text of the form of the Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between the Registrant and Arch A. Moore, III, dated as of September 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDDLEBURG FINANCIAL CORPORATION
(Registrant)

Date: September 19, 2007	By:	/s/ Joseph L. Boling
Joseph L. Boling
Chairman of the Board &
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between the Registrant and Arch A. Moore, III, dated as of September 17, 2007.